Exhibit 99.1

SAKS INCORPORATED ANNOUNCES 1.2% COMPARABLE
STORE SALES DECREASE IN MAY

FOR IMMEDIATE RELEASE	Contact:	Julia Bentley (865) 981-6243 www.saksincorporated.com

Birmingham, Alabama (June 2, 2005)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that for the four weeks ended May 28, 2005 compared to the four weeks ended May 29, 2004, total sales decreased 2.7% and comparable store sales decreased 1.2% on a total company basis. By segment, comparable store sales decreased 2.6% for SDSG and increased 0.8% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

For the four weeks ended May 28, 2005 compared to the four weeks ended May 29, 2004, owned sales were:

	This Year	Last Year	Total (Decrease)	Comparable Increase (Decrease)

SDSG	$240.7	$250.0	(3.7%)	(2.6%)
SFAE	178.9	181.3	(1.4%)	0.8%

Total	$419.6	$431.3	(2.7%)	(1.2%)

Merchandise categories with the best sales performances for SDSG in May were outerwear, junior’s apparel, intimate apparel, cosmetics, and shoes. Categories with the softest sales performances for SDSG in May were women’s petite sportswear, men’s sportswear, and home. Categories with the best sales performances for SFAE in May were women’s and men’s contemporary sportswear, women’s designer apparel, and accessories. Categories with the softest performances for SFAE in May were private brand, women’s bridge apparel, women’s large size apparel (Salon Z), and fine jewelry.

On a year-to-date basis, for the four months ended May 28, 2005 compared to the four months ended May 29, 2004, owned sales were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase (Decrease)

SDSG	$1,081.1	$1,103.7	(2.0%)	(1.3%)
SFAE	878.0	855.9	2.6%	4.5%

Total	$1,959.1	$1,959.6	0.0%	1.3%

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 57 Saks Fifth Avenue stores, 52 Saks Off 5th stores, and saks.com. The Company also operates its Saks

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Department Store Group (SDSG) with 232 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store and 47 Club Libby Lu specialty stores. On April 29, 2005, the Company announced that it had entered into an agreement to sell 22 Proffitt’s stores and 25 McRae’s stores to Belk, Inc. The sale is subject to various closing conditions, including the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act. The Company expects to complete the sale in the second quarter of 2005.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,”“project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,”“contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; geo-political risks; changes in interest rates; the consummation of the sale of Proffitt’s/McRae’s assets to Belk, Inc.; the ultimate outcome and timing of the Audit Committee’s internal investigation and the consequences thereof; and the delay in the filing with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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